Exhibit 10.2
Marten Transport, Ltd.
2012 Non-Employee Director Compensation Summary

On May 1, 2012, our Compensation Committee also approved the following fee schedule for non-employee directors for fiscal year 2012, effective May 1, 2012:

	2011	2012

Annual Board Retainer	$ 22,500	$ 24,000
Lead Director	5,000	5,000
Audit Committee chair	15,000	15,000
Compensation Committee chair	7,500	10,000
Nominating/Corporate Governance Committee chair	2,500	3,500

The company generally pays non-employee directors a fee of $1,250 for each Board meeting attended, $750 for each committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.

Pursuant to the non-employee director option program adopted on March 1, 2006, each non-employee director will also receive an automatic grant of an option to purchase 2,750 shares of common stock annually upon re-election to the Board by the stockholders. These options will be issued at a per share exercise price equal to the fair market value of one share of common stock on the grant date and expire ten years from the grant date.